Exhibit 99.1

TNP Strategic Retail Trust Acquires Pinehurst Square East in Bismarck, North Dakota

May 27, 2011 10:00 AM ET

IRVINE, Calif., May 27, 2011 /PRNewswire/ — TNP Strategic Retail Trust, Inc. (“SRT”), a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, announced today the acquisition of Pinehurst Square East, a retail center in Bismarck, North Dakota.

“Pinehurst Square East is an attractive addition to the SRT portfolio due to the quality of the tenants and its location in one of America’s strongest economies,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea. “The property is also part of the regions dominant retail center.”

The seller, a group of Tenant-In-Common investors, voted overwhelmingly to UPREIT the property into Strategic Retail Trust. The UPREIT structure allows investors to contribute property to SRT on a tax-deferred basis and receive an ownership interest in the company’s operating partnership.

Pinehurst Square East is a 114,292 square foot multitenant retail center built in 2005 and located in Bismarck, the state capital of North Dakota, and the second largest city in the state after Fargo. The unemployment rate is approximately 4 percent. As a hub of manufacturing, retail trade, government services, and health care, Bismarck is the economic center of North Dakota. The economy is experiencing continuous economic and job growth driven by natural resource exploration, transportation and refining.

The property is more than 90 percent leased. Major tenants include T.J. Maxx®, Old Navy® and Shoe Carnival. Tenants have staggered lease expirations that range from 2011 to 2017.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of May 18, 2011, TNP Strategic Retail Trust has issued 3,146,328 shares of common stock. The Company currently pays a monthly distribution equal to an annual rate of 7 percent. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has seven regional offices. As of May 26, 2011, Thompson National Properties manages a portfolio of 151 commercial properties, in 30 states, totaling more than 19.8 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.5 billion. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

SOURCE TNP Strategic Retail Trust, Inc.